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                                                                EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 6, 2003

ALL AMERICAN HOMES(R) ANNOUNCES PARTNERSHIP WITH TOWN & COUNTRY CEDAR HOMES SYSTEMS-BUILT HOME BUILDER JOINS WITH LOG HOME PRODUCER TO OFFER BEST OF BOTH WORLDS TO HOMEBUYERS

DECATUR, INDIANA - A new venture between All American Homes, LLC, one of the largest manufacturers of systems-built homes in the nation, and Town & Country Cedar Homes, the leading supplier of fine cedar log and timber-style homes in North America, offers homebuyers the best of both worlds. Homebuyers can enjoy the quality control, time savings and cost benefits that come with building an All American(R) home and the solid feel, warmth, strength and look of an authentic cedar log home.

According to Steve Kerr, President of All American Homes, LLC, Ameri-Log(TM), the product resulting from the new venture between All American Homes(R) and Town & Country Cedar Homes, is a unique effort. "No other systems-built home manufacturer in the nation offers a true log home made of white cedar, the strongest and most durable wood in the world," Kerr noted.

"We are designing an entire series of Ameri-Log(TM) homes, incorporating the best from All American Homes(R) and Town & Country Cedar Homes," Kerr said. "The results are cedar log homes that are beautiful, sturdy, affordable and built in record time."

Ameri-Log(TM) homes offer an appealing prospect for homebuyers who want the true solid look and feel of an authentic log home, but who also want drywall or plaster walls in other areas. "In open areas such as vaulted two-story entryways, walls surrounding stone fireplaces, catwalks, railings and stairs, homebuyers can have log finishes, but in formal areas they can opt for drywall or plaster walls," Kerr said.

With Ameri-Log(TM) homes, homebuyers can have the home of their dreams without the wait that normally accompanies a custom-built home project. On average, a traditional log home takes about 12 to 18 months to build. With an Ameri-Log(TM) home, construction time is cut to 8 to 12 weeks, with no sacrifice in design or quality.

There is a cost savings as well. A turnkey dream log home typically costs from $250 to $400 per square foot. However, the cost per square foot for an Ameri-Log(TM) home starts at about $135. "That means that a 2,000-square-foot cedar log home with four bedrooms and three baths would traditionally cost from $500,000 to $800,000. But an Ameri-Log(TM) homebuyer can now get a log home for about $270,000," said Craig Andrews, President of Town & Country Cedar Homes.


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"This new venture is really quite innovative in that it's not just putting wood siding on a systems-built home," Kerr continued. "These are true log homes."

And they aren't just any log homes - they're Town & Country homes. In the log home industry, Town & Country Cedar Homes is known as the creme de la creme of log home manufacturers. "We only use white cedar for our homes because it's the strongest, most durable and warmest of all woods. You might call it the Cadillac of the wood industry. Our company's slogan `For Generations to Come' bears witness to the fact that our cedar log homes are made to last for generations," Andrews explained.

Interested homebuyers can experience the value and concept of an Ameri-Log(TM) home by visiting All American Homes(R) manufacturing plants in Zanesville, Ohio; Rutherfordton, North Carolina; or Milliken, Colorado where Ameri-Log(TM) models are available for touring. There is also a model home located at the Town & Country Cedar Log Homes headquarters in Petoskey, Michigan.

Homes built by All American Homes, LLC are made to meet or exceed state and local building codes and are constructed for placement on traditional site-built home foundations in residential neighborhoods. All American Homes(R) currently has production facilities in Decatur, Indiana; Dyersville, Iowa; Loveland, Colorado; Osage, Kansas; Rutherfordton, North Carolina; Springfield, Tennessee and Zanesville, Ohio. All American Homes(R) is a division of Elkhart, Indiana-based Coachmen Industries, Inc.

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R) and VIKING(R). Coachmen Industries is also a major home producer with its ALL AMERICAN HOMES(R) and MOD-U-KRAF(R) subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

For more information:
    Rich Allen, Corporate Communications, Coachmen Industries, Inc.
    Phone:  574-262-0123 (Elkhart, IN)
    E-mail:  rallen@coachmen.com
    World Wide Web: www.allamericanhomes.com or www.coachmen.com



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